Exhibit 99.1

PRESS RELEASE ISSUED ON JUL 6, 2023

IGC Pharma Announces a $3 Million Private Placement of its Common Stock

POTOMAC, July 6, 2023 - IGC Pharma, Inc. (NYSE American: IGC) (“IGC” or the “Company”) today announced a strategic investment from four investment funds managed by Bradbury Asset Management (Hong Kong) Limited (“Bradbury”) who is a leading asset management firm with over $2 billion in managed assets. This investment, along with additional contributions from three unrelated investors, has resulted in approximately $3 million in gross proceeds, further strengthening IGC’s working capital. The funds support the advancement of the Company’s Phase-2 clinical trial of IGC-AD1, the Company’s promising investigational drug candidate designed to address agitation in dementia caused by Alzheimer's disease.

The completion of the private placement is subject to customary closing conditions, including approval by the NYSE. Under the terms of the private placement, IGC will issue ten million shares of unregistered common stock at a price of $0.30 per share. These shares are not immediately tradable, and it is important to note that the transaction does not include warrants or other derivatives.

Please note that this press release does not constitute an offer to sell or a solicitation of an offer to buy these securities. Furthermore, there shall be no sale of the securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of the respective state.

About IGC Pharma, Inc.

IGC Pharma, Inc., (dba IGC) develops advanced cannabinoid-based formulations for treating diseases and conditions, including, but not limited to, Alzheimer’s disease, period cramps (“dysmenorrhea”), premenstrual syndrome (“PMS”), and chronic pain. IGC has two investigational drug assets targeting Alzheimer’s disease, IGC-AD1, and TGR-63, which have demonstrated in Alzheimer’s cell lines the potential to be effective in suppressing or ameliorating key hallmarks of Alzheimer’s disease, such as plaques or tangles. IGC-AD1 is a low-dose tetrahydrocannabinol (“THC”) based formulation that is currently in a 146-person Phase 2 clinical trial for agitation in dementia due to Alzheimer’s (clinicaltrials.gov, NCT05543681). IGC Pharma, Inc., also markets a wellness brand, Holief™, that targets women experiencing premenstrual syndrome and menstrual cramps.

About Bradbury Asset Management (Hong Kong) Limited

Bradbury Group, a group of companies which include Bradbury Asset Management (Hong Kong) Limited with headquarters in Hong Kong, is a comprehensive financial institution consisting of several licensed professional entities that specialize in offering international securities brokerage, asset management, investment funds & advisory, and wealth management services to sophisticated and institutional investors globally. Bradbury Asset Management (Hong Kong) Limited manages 21 Funds with a combined asset under management in excess of $2 billion. Its investment portfolio spans across green energy, real estate, biotechnology, AI technology, Fintech and e-commerce. Bradbury’s website is: https://www.bradburyfund.com

Forward-looking Statements

This press release contains forward-looking statements. These forward-looking statements are based largely on IGC’s expectations and are subject to several risks and uncertainties, certain of which are beyond IGC’s control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, the Company’s failure or inability to commercialize one or more of the Company’s products or technologies, including the products or formulations described in this release, or failure to obtain regulatory approval for the products or formulations, where required; general economic conditions that are less favorable than expected, including as a result of the ongoing COVID-19 pandemic; the FDA’s general position regarding cannabis- and hemp-based products; and other factors, many of which are discussed in IGC’s U.S. Securities and Exchange Commission (“SEC”) filings. IGC incorporates by reference the human trial disclosures and Risk Factors identified in its Annual Report on Form 10-K filed with the SEC on June 23, 2022, as if fully incorporated and restated herein. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will occur.

Contact:

Investors

IMS Investor Relations

Walter Frank

igc@imsinvestorrelations.com / (203) 972-9200